Exhibit 99.1

GAMING REGULATORY OVERVIEW
General
The ownership and operation of casino entertainment facilities is subject to comprehensive regulation under the laws, rules and regulations of each of the jurisdictions in which we operate. Gaming laws and regulations are based upon public policies designed to ensure that gaming and other related activity is conducted honestly, competitively and free of criminal and corruptive elements. The continued growth and success of gaming is dependent upon public confidence, and gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, applicable laws require gaming industry participants to:

•	Establish and maintain responsible accounting practices and procedures;

•	Maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	Maintain systems for reliable record keeping;

•	File periodic reports with gaming regulators; and

•	Maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming and related activity.
Typically, regulatory environments in the jurisdictions in which we operate are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers, and persons/entities with financial interests in gaming operations. Among other things, regulatory authorities in the various jurisdictions in which we operate:

•	Adopt rules and regulations under the implementing statutes;

•	Make appropriate investigations to determine if there has been any violation of laws or regulations;

•	Enforce gaming and finance laws and impose disciplinary sanctions for violations, including fines and penalties;

•	Review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	Grant licenses for participation in gaming operations;

•	Collect and review reports and information submitted by participants in gaming operations;

•	Review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	Establish and collect fees and/or taxes.

Licensing and Suitability Determinations
Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, our stockholders and holders of our debt securities, to obtain licenses or findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

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The financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	The quality of the applicant’s casino facilities;

•	The amount of revenue to be derived by the applicable jurisdiction through operation of the applicant’s gaming facility;

•	The applicant’s practices with respect to minority hiring and training; and

•	The effect on competition and general impact on the community.
In evaluating individual applicants, gaming authorities consider the individual’s reputation for good character and criminal and financial history and the character of those with whom the individual associates.
Many jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, and some jurisdictions limit the number of licenses granted to any one gaming operator. Licenses under gaming laws are generally not transferable unless the transfer is approved by the requisite regulatory agency. Licenses in many of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. There can be no assurance that any of our licenses or any of the above mentioned contracts will be renewed.
Most jurisdictions have statutory or regulatory provisions that govern the required action that must be taken in the event that a license is revoked or not renewed.
In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in our directors or officers, including the directors or officers of our subsidiaries, must be approved by the requisite regulatory agency. Our officers, directors and certain key employees must also file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to condition, limit, or disapprove of a change in a corporate position.
If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we may be required to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.
In many jurisdictions, stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission (the “Commission”), such as Caesars Entertainment Corporation, may be required to be found suitable if the Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Commission. Any person required by the Commission to be found suitable shall apply for a finding of suitability within 30 days after the Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board (the “Board”) a sum of money which, in the sole discretion of the Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, shall not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as Caesars Entertainment Corporation, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.
Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities and, in some jurisdictions, our non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, at least allow an “institutional investor” to apply for a waiver that allows the “institutional investor” to acquire, in most cases, up to 15% of our voting securities without applying for qualification or a finding of suitability. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor’s voting securities or other equivalent and a certification made under oath or penalty for perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.
Notwithstanding, each person who acquires directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any nonvoting security or any debt security in our company may be required to be found suitable if a gaming authority has reason to believe that such person’s acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.
Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

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fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities, including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although many jurisdictions generally do not require the individual holders of debt securities such as notes to be investigated and found suitable, gaming authorities often retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own a debt security, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with those securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.
Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.
Under New Jersey gaming laws, if a holder of our debt or equity securities is required to qualify, the holder may be required to file an application for qualification or divest itself of the securities. If the holder files an application for qualification, it must place the securities in trust with an approved trustee, which trust shall be effective but not operative, pending the gaming regulatory authorities’ consideration of interim authorization. If the gaming regulatory authorities approve interim authorization, and while the application for plenary qualification is pending, such holder may, through the approved trustee, continue to exercise all rights incident to the ownership of the securities. If the gaming regulatory authorities deny interim authorization, the trust shall become operative and the trustee shall have the authority to exercise all the rights incident to ownership, including the authority to dispose of the securities and the security holder shall have no right to participate in casino earnings and may only receive a return on its investment in an amount not to exceed the actual cost of the investment (as defined by New Jersey gaming laws). If the security holder obtains interim authorization but the gaming authorities later find reasonable cause to believe that the security holder may be found unqualified, the trust shall become operative and the trustee shall have the authority to exercise all rights incident to ownership pending a determination on such holder’s qualifications. However, during the period the securities remain in trust, the security holder may petition the New Jersey gaming authorities to direct the trustee to dispose of the trust property and distribute proceeds of the trust to the security holder in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative. If the security holder is ultimately found unqualified, the trustee is required to sell the securities and to distribute the proceeds of the sale to the applicant in an amount not exceeding the lower of the actual cost of the investment or the value of the securities on the date the trust became operative and to distribute any remaining proceeds to the state. If the security holder is found qualified, the trust agreement will be terminated.
Following the Reclassification, the Certificate of Incorporation of Caesars Entertainment Corporation contains provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. The Certificate of Incorporation also contains provisions defining the redemption price and the rights of a disqualified security holder.
Many jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers.
Violations of Gaming Laws
If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.
Reporting and Recordkeeping Requirements
We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under federal law, we are considered a financial institution subject to the Bank Secrecy Act of 1970 (otherwise known as “Title 31”) and other financial regulations, and are required to record and submit detailed reports of certain currency transactions, including Currency Transaction Reports for amounts involving greater than $10,000 at our casinos, Suspicious Activity Reports if the facts presented so warrant, and state and/or federal tax reports at certain thresholds. Some jurisdictions require us to maintain a log that records aggregate cash transactions in the amount of $3,000 or more. In addition, certain jurisdictions require logging, reporting, and/or review of transactions and winning wagers over certain amounts. For example, in Nevada, any sports wager above $5,000 must be logged; in Indiana, any sports wagering win of $600 or more must be checked for outstanding child support obligations. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. We may also be required to disclose to gaming authorities upon request the identities of the holders of our debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may also require certificates for our stock to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of our securities at any time.
Review and Approval of Transactions
Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to, or approved by, gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, require prior approval of gaming authorities in certain jurisdictions. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.
Certain gaming laws and regulations in jurisdictions we operate in establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting us or our subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before we may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of the registered corporation.
Because licenses under gaming laws are generally not transferable, we may not grant a security interest in our gaming licenses, and our ability to grant a security interest in any of our gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities in certain jurisdictions. Moreover, our subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of certain gaming authorities.
Some jurisdictions also require us to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Certain gaming authorities reserve the right to order such transactions rescinded.
Certain jurisdictions require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of our company and to the regulatory authorities.
Certain jurisdictions require that an independent audit committee oversee the functions of surveillance and internal audit departments at our casinos.
License Fees and Gaming Taxes
We pay substantial license fees, contributions to responsible gaming programs, and taxes in many jurisdictions, including the counties, cities, and any related agencies, boards, commissions, or authorities, in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received;

•	the number of gaming devices and table games operated; and

•	franchise fees for riverboat casinos operating on certain waterways.
In many jurisdictions, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and we have recently experienced tax rate increases in a number of jurisdictions in which we operate. A live entertainment tax is also paid in certain jurisdictions by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.
 Operational Requirements
In many jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. Our operating licenses may also be subject to requirements governing third-party operations on our gaming properties. In many jurisdictions, we are required to give preference to local suppliers and include minority-owned and women-owned businesses in construction projects to the maximum extent practicable.
Some jurisdictions also require us to give preferences to local residents for employment and to minority-owned and women-owned businesses in the procurement of goods and services. Certain of our management or services agreements with Native American tribes require us to give preferences to tribal members. Some of our operations are subject to restrictions on the number of gaming positions we may have, the minimum or maximum wagers allowed by our customers, and the maximum loss a customer may incur within specified time periods.
Our land-based casino in New Orleans operates under a casino operating contract (the “COC”) with the State of Louisiana by and through the Louisiana Gaming Control Board, which assumed the regulatory authority, control and jurisdiction from the Louisiana Economic Development Control Board pursuant to Louisiana Revised Statute 27:31. The COC was recently renegotiated to extend the term by thirty years to 2054. Under Louisiana state law, our New Orleans casino is subject to restrictions on the number of hotel rooms, the amount of meeting space within the hotel and how we may market and advertise the rates we charge for rooms.
In Mississippi, we are required to include adequate parking facilities (generally 500 spaces or more) in close proximity to our existing casino complexes, as well as infrastructure facilities, such as hotels, that will amount to at least 25% of the casino cost. Amendments to the Mississippi gaming regulations impose additional non-gaming infrastructure requirements on new casino projects in Mississippi.
To comply with requirements of Iowa gaming laws, we (through Harveys BR Management Company, Inc.) have entered into a management agreement with Iowa West Racing Association, a non-profit organization that is the licensee, with regard to the operation of Horseshoe Casino Council Bluffs. Further, Iowa West Racing Association and Harveys Iowa Management Company LLC have entered into an operating agreement and in reliance on that agreement, the Iowa Racing and Gaming Commission has issued a license to Iowa West Racing Association as a qualified sponsoring organization to conduct gambling games and to Harveys Iowa Management Company LLC to operate gambling games at Harrah’s Council Bluffs Casino & Hotel, which was an excursion gambling boat, but is now a full-service, land-based casino. Both the management agreement at Horseshoe Casino Council Bluffs and the operating agreement at Harrah’s Council Bluffs Casino & Hotel are for specific terms with certain options to extend.
The United Kingdom Gambling Act of 2005 which became effective in September 2007, replaced the Gaming Act 1968, and removed most of the restrictions on adverting. Though the 2005 Act controls marketing, advertising gambling is now controlled by the Advertising Standards Authority through a series of codes of practice. Known as the CAP codes, the codes offer guidance on the content of print, television and radio advertisements.
Indian Gaming
The terms and conditions of management contracts and the operation of casinos and all gaming on Indian land in the United States are subject to the Indian Gaming Regulatory Act of 1988, (the “IGRA”), which is administered by the National Indian Gaming Commission, (the “NIGC”), the gaming regulatory agencies of tribal governments, and Class III gaming compacts between the tribes for which we manage casinos and the states in which those casinos are located. IGRA established three separate classes of tribal gaming-Class I, Class II and Class III. Class I includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punchboards, instant bingo and non-banked card games (those that are not played against the house) such as poker. Class III gaming includes casino-style gaming such as banked table games like blackjack, craps and roulette, and gaming machines such as slots and video poker, as well as lotteries and pari-mutuel wagering. Harrah’s Ak-Chin and Harrah’s Resort Southern California (Rincon) provide Class II gaming and, as limited by the tribal-state compacts, Class III gaming. Harrah’s Cherokee currently provides only Class III gaming.
IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement or compact with the state that specifically authorizes the types of Class III gaming the tribe may offer. These compacts may address, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on tribal lands. We have received our permanent certification from the Arizona Department of Gaming as management contractor for the Ak-Chin Indian Community’s casino, a Tribal-State Compact Gaming Resource Supplier Finding of Suitability from the California Gambling Control Commission in connection with management of the Rincon San Luiseno Band of Indians casino, and have been licensed by the relevant tribal gaming authorities to manage the Ak-Chin Indian Community’s casino, the Eastern Band of Cherokee Indians’ casino and the Rincon San Luiseno Band of Indians’ casino, respectively. In addition, we provide advisory services under an agreement with the Buena Vista Rancheria of We-Muk Indians of California tribe for their casino operated in Ione, California.
IGRA requires NIGC approval of management contracts for Class II and Class III gaming as well as the review of all agreements collateral to the management contracts. Management contracts which are not so approved are void.
Management contracts can be modified or canceled pursuant to an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.
Indian tribes are sovereign with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes’ jurisdiction. Therefore, persons engaged in gaming activities, including the company, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by IGRA. The NIGC may determine that some or all of the ordinances require amendment, and that additional requirements, including additional licensing requirements, may be imposed on the management company. The possession of valid licenses from the Ak-Chin Indian Community, the Eastern Band of Cherokee Indians and the Rincon San Luiseno Band of Indians, are ongoing conditions of our agreements with these tribes.
Riverboat Casinos
In addition to all other regulations applicable to the gaming industry generally, some of our riverboat casinos are also subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard and/or inspection and oversight by a third-party inspector. These requirements set limits on the operation of the vessel, mandate that it must be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operational rules.
Racetracks
With the acquisition of Centaur on July 16, 2018, we acquired Hoosier Park Racing & Casino (renamed Harrah’s Hoosier Park) which offers standardbred racing in Anderson, Indiana, and Indiana Grand Racing & Casino which offers thoroughbred racing in Shelbyville, Indiana. The properties are regulated by the Indiana Horse Racing Commission for racing and the Indiana Gaming Commission for the gambling games. We operate slot machines and live horse racing at a racetrack in Bossier City, Louisiana.  We own a combination harness racetrack and casino in southeastern Pennsylvania licensed by the Pennsylvania Gaming Control Board and the Pennsylvania Horse Racing Commission. In addition to laws and regulations affecting the slot machine and other gaming operations at these tracks, there exist extensive laws and regulations governing the operation of racetracks and the horse races that are run at those tracks. Regulation of horse racing is typically administered separately from our other gaming operations, with separate licenses and license fee structures. Gaming or racing regulations may limit or dictate the number of days on which races may be or must be held.
Internet
In recent years, Caesars Interactive Entertainment, LLC has entered into license agreements with third parties for the use of the World Series of Poker brand on online gaming websites in Italy and France. In addition, the State of Nevada legalized real money online internet poker within the State. The Nevada Gaming Commission adopted regulations and established licensing requirements for the operation of real money online internet poker in the State of Nevada. Caesars Interactive Entertainment, LLC obtained the appropriate licenses in Nevada, and pursuant to a relationship with a third-party software provider, operation of its real money website began in September 2013. The State of New Jersey also legalized real money online internet gaming within the State. The New Jersey regulators adopted regulations and established licensing requirements for the operation of real money online internet gaming in the State of New Jersey. Caesars Interactive Entertainment New Jersey, LLC, a wholly owned subsidiary of Caesars Interactive Entertainment, LLC, obtained a casino license and was issued an Internet Gaming Permit. In conjunction with two third-party platform providers, operation of its real money websites began in November 2013. Several states, including Nevada and New Jersey, have also authorized internet-based sports wagering; we and our partners continue to monitor these and other domestic markets for points of entry.
The gaming and other laws and regulations to which we are subject could change or could be interpreted differently in the future, or new laws and regulations could be enacted. For example, in 2018, the U.S. Department of Justice (the “DOJ”) reversed its previously-issued opinion published in 2011, which stated that interstate transmissions of wire communications that do not relate to a “sporting event or contest” fall outside the purview of the Wire Act of 1961 (the “Wire Act”). The DOJ’s updated opinion, which is the subject of ongoing litigation in federal court, stated instead that the Wire Act was not uniformly limited to gaming relating to sporting events or contests and that certain of its provisions apply to non-sports-related wagering activity. Any such material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our business and operating results.